Exhibit 99.1

ITG Releases May 2016 U.S. Trading Volumes

NEW YORK, June 8, 2016 — ITG (NYSE: ITG), a leading independent broker and financial technology provider, today announced that May 2016 U.S. trading volume was 2.6 billion shares and average daily volume (ADV) was 124 million shares. This compares to 2.7 billion shares and ADV of 129 million shares in April 2016 and 3.6 billion shares and ADV of 182 million shares in May 2015. There were 21 trading days in both May 2016 and April 2016 and 20 trading days in May 2015.

In addition to overall U.S. trading volumes, ITG also provides a monthly summary of average daily volume (double counted) and average trade size for the POSIT ® crossing network and the POSIT Alert® indications system for block crossing.

ITG U.S. Trading Activity

	# of Trade Days	Total U.S. Volume	Average U.S. Daily Volume	Average POSIT Daily Volume	Average POSIT Trade Size	Average POSIT Alert Daily Volume	POSIT Alert Average Trade Size	POSIT Alert Avg. Trade Size Ex-Algos*

May 2016	21	2,600,661,892	123,841,042	48,375,790	267	9,937,719	15,356	33,588

YTD 2016	103	15,179,761,555	147,376,326	58,488,808	274	12,094,347	15,670	33,939

*Excluding shares crossed through POSIT Alert from ITG algorithms

International Trading Activity

The average daily trading commissions in May 2016 in ITG’s Canadian, European and Asia Pacific businesses were down approximately 8% on a combined basis as compared to the first quarter of 2016.

These statistics are preliminary and may be revised in subsequent updates and public filings. U.S. volume statistics are posted on the investor relations section of ITG’s website, investor.itg.com and are available via a downloadable spreadsheet file.

About ITG

ITG applies technology and trading expertise to reduce implementation costs, helping clients improve investment performance. An independent broker established in 1987, ITG provides liquidity, execution, analytics and workflow solutions to leading asset management and brokerage firms. Investment Technology Group, Inc. (NYSE: ITG) has offices in Asia Pacific, Europe and North America and offers trading services in more than 50 countries. For more information, please visit www.itg.com.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

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